Exhibit 99.1

CONTACT: JOSEPH MACNOW

(201) 587-1000

210 Route 4 East

Paramus, NJ 07652

FOR IMMEDIATE RELEASE – May 14, 2009

Vornado Realty Trust Elects Michael Fascitelli CEO; Steven Roth Remains Chairman

PARAMUS, NEW JERSEY -- Vornado Realty Trust (NYSE: VNO) announced today that it has executed its long-planned management succession strategy and that its Board of Trustees has elected Michael D. Fascitelli, 52, as Chief Executive Officer, succeeding Steven Roth, 67, who will remain Chairman. Messrs. Roth and Fascitelli have worked together as partners over the past twelve years – this close collaboration will continue in the future.

In 1997, Mr. Roth recruited Mr. Fascitelli from Goldman, Sachs & Co. to be Vornado’s President and “Chief Growth Officer.” Previously, Mr. Fascitelli was the partner in charge of Goldman Sachs’ real estate practice. He is a member of the Class of 1978 of the University of Rhode Island where he received his B.S. in Industrial Engineering Summa Cum Laude. In 1982 he received his MBA with highest distinction from the Harvard Graduate School of Business Administration after which he joined McKinsey & Company, Inc., a management-consulting firm. He is a trustee of the Urban Land Institute and is Chairman of the Wharton Real Estate Center and Executive Committee. He serves on the Rockefeller University Board of Trustees, the Board of the New York University Child Study Centers and St. Bernard’s Board of Trustees.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements”. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments, general competitive factors and the risk factors discussed in documents filed by the Company from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q.

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